Exhibit 99.1

For Immediate Release

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	David Pitts
Argot Partners
212.600.1902
david@argotpartners.com

Enzon Announces Reduction in Force to Align Operations with
Research and Development Activities

PISCATAWAY, NJ – September 22, 2011 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that it is implementing a plan to reduce its workforce and operating costs to more closely align its resources with the Company’s research and development activities.

The reduction in force will reduce the number of employees by approximately 48 percent, to a total of 47, effective June 2012. Enzon expects the reduction in force to result in approximately $6.0 million in reduced annualized operating expenses once the plan is fully implemented by the second quarter of 2012. The Company also expects to incur a charge in the third quarter of 2011 of approximately $3.0 million related to the reduction.

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms - Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel LNA targets in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates, the ability to obtain regulatory approval of Enzon’s product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of and demand for Enzon’s product candidates, and the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s most recent Annual Report on Form 10-K for the year ended December 31, 2010. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.